Exhibit 99.1 Press Release Dated May 12, 2004

David G. Mazzella
President & CEO
Veramark Technologies, Inc.
(585) 381-6000
www.veramark.com

FOR IMMEDIATE RELEASE

VERAMARK ANNOUNCES FIRST QUARTER RESULTS

Pittsford, New York — May 12, 2004. Veramark Technologies, Inc. (OTCBB: VERA), today announced financial results for the first quarter ended March 31, 2004. Veramark reported first quarter sales of $2,673,698, which compared with sales of $2,750,021 for the first quarter of 2003. Veramark reported net income of $25,538, or less than $0.01 per diluted share, for the first quarter of 2004. For the first quarter of 2003, the Company had incurred a net loss of $205,078, a loss of $0.02 per share.

David G. Mazzella, Veramark’s President and CEO, commenting on the results stated, “Though we made progress on a number of fronts during the first quarter, our business climate remains volatile. Sales for the first quarter of 2004 were negatively impacted by Avaya Inc.’s late 2003 acquisition of one of our largest resale channels, which resulted in a significant reduction in sales of our core call accounting products and services from the prior year. In addition, we have yet to see a sustainable upward trend in capital spending patterns.”

Continuing, “Net income for the first quarter 2004, although positive, is attributable to a reduction in the net operating expenses due to the $458,000 of software development costs that were capitalized for our soon to be released enterprise telemanagement software suite, VeraSMART® 2.0. During the same period in 2003, no software development was capitalized. In addition, in anticipation of the VeraSMART 2.0 release and projected sales, we have added staff, resulting in increased operating and marketing expenses.”

     Commenting further, Mr. Mazzella stated, “In terms of large enterprise sales, during the first quarter the Company entered into a multi-year outsourced communications services agreement with the Telecommunications, EWI, & Information Security Services Department of Lockheed Martin Aeronautics Company. Revenues from this contract are expected to commence during the second quarter. Similarly, the release of VeraSMART 2.0, our next generation replacement of our Quantum Series and DEFINITY® Network Telemanagement enterprise level products, is scheduled for the second quarter. Customer response to VeraSMART thus far has been encouraging, and the pipeline of quotes is growing significantly.”

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     VeraSMART 2.0 is a modular and totally Web-based telemanagement platform that will include five fully integrated modules: SMART Directory, SMART Invoice Management, SMART Allocation, SMART Call Accounting, and SMART Online Directory. VeraSMART is designed to meet the unique needs of large enterprises by allowing businesses to consolidate all communications costs, including: invoices from service providers, one-time and recurring costs for assets and services; and call detail from an unlimited number of sources, such as IP-PBXs, circuit-switched PBXs, key systems, cell phones, credit cards, and other third party sources. This gives customers an understanding of network requirements and usage trends, and the ability to manage and reduce overall communications costs.

About Veramark

     For more than 20 years, Veramark (www.veramark.com) has set the industry standard for telecom network cost control solutions by delivering technological excellence, application experience, and process expertise. Our focus on convergence in the communications market has resulted in a broad portfolio of products and services that allow enterprises to measurably reduce communications expenses, optimize network performance, increase productivity, and improve enterprise security. Our solutions are fully compatible with IP-telephony, traditional PBX, and CENTREX environments.

     Veramark’s totally Web-based software architecture leverages leading edge technology to consistently deliver enterprise cost management solutions that are easy-to-use, install and maintain. The company’s leadership position is demonstrated by long-term relationships with telecom’s elite — Avaya®, Nortel Networks®, Cisco Systems®, NEC America, SBC®, Sprint® and others — and an installed base of nearly 100,000 customers that range from the Fortune 500, to the public sector, and small businesses the world over.

     Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other marks are the property of their respective owners.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED FINANCIAL RESULTS
(Unaudited)

	First Quarter Ended
	March 31
	2004	2003
Net Sales	$2,673,698	$2,750,021

Operating Income (Loss)	$15,972	$(208,086)
Net Interest Income	9,566	3,008

Income (Loss) Before Taxes	25,538	(205,078)
Income Taxes	—	—

Net Income (Loss)	$25,538	$(205,078)

New Income (Loss) Per Share	$0.00	$(0.02)

Weighted Average Number of Shares Outstanding	9,817,257	8,390,734

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the successful launch of planned new products, and the impact of competition or changes in the marketing strategies of major distributors.

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